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                                                                      Exhibit 11


                     POTASH CORPORATION OF SASKATCHEWAN INC.
                        COMPUTATION OF PER SHARE EARNINGS
                       FOR THE QUARTER ENDED JUNE 30, 1998

(Figures and amounts expressed in thousands, except per share and per option amounts)


                                                                          02-1998          02-1997
                                                                          -------          -------
 A     Net Income as reported, Canadian GAAP . . . . . . . . .            $89,117          $96,980

 B     Items adjusting net income  . . . . . . . . . . . . . .                              (1,118)

 C     Net income, US GAAP (A+B) . . . . . . . . . . . . . . .            $89,117          $95,862

 D     Weighted average number of shares outstanding . . . . .             54,222           53,685

 E     Options outstanding to purchase equivalent shares . . .              2,134            1,627

 F     Average exercise price per option . . . . . . . . . . .             $71.22           $52.90

 G     Average market price per share  . . . . . . . . . . . .             $85.00           $78.67

 H     Period end market price per share . . . . . . . . . . .             $75.56           $75.06

 I     Rate of Return available on option proceeds . . . . . .               0.05             0.05

 CANADIAN GAAP
       Basic earnings per share (A/D)  . . . . . . . . . . . .              $1.64            $1.81

       Fully diluted earnings per share
 J     Imputed earnings on options proceeds ((E*F*I)/4)  . . .             $1,900           $1,076

       Fully diluted earnings per share ((A+J)/(D+E))  . . . .              $1.62            $1.77

 UNITED STATES GAAP

       Basic earnings per share (C/D)  . . . . . . . . . . . .              $1.64            $1.79

       Fully diluted earnings per share
 K     Net additional shares issuable (E-(E*F/G))  . . . . . .                346              533

       Fully diluted earnings per share (C/(D+K))  . . . . . .              $1.63            $1.77

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